CUSIP No.	45104P104	Page	12	of	12
Exhibit A
AGREEMENT
Pursuant to Rule 13d-1(k)(1) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13D is being filed on behalf of each of the undersigned.
February 16, 2007

VENROCK ASSOCIATES

By: Name:	/s/ Linda H. Hanauer Linda H. Hanauer
Title:	Authorized Signatory or Member

VENROCK ASSOCIATES II, L.P.

By: Name:	/s/ Linda H. Hanauer Linda H. Hanauer
Title:	Authorized Signatory or Member